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FOR IMMEDIATE RELEASE

MindArrow Contact:                   Media Contact:
Sylvia Chansler                      Bryan Sherlock
MindArrow Systems                    The T&O Group
949-215-8356                         949-224-4035
schansler@mindarrow.com              bsherlock@topr.com
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                 MindArrow Systems and Twelve Horses Agree to
                    Terminate Proposed Business Combination

ALISO VIEJO, Calif., and DUBLIN, Ireland, Feb. 21, 2001 - MindArrow Systems Inc. (Nasdaq: ARRW) and Twelve Horses Ltd., a privately-held Irish company, announced today that they have agreed to terminate a non-binding letter of intent that contemplated the acquisition of Twelve Horses by MindArrow. The companies may resume negotiations for a potential business combination in the future.

About MindArrow Systems

MindArrow Systems Inc., with headquarters in Aliso Viejo, Calif., enables the intelligent delivery and tracking of targeted, multimedia communications over the Internet. MindArrow Systems is a provider of web-based ASP solutions that allow companies to supplement and replace printed brochures and direct mail with electronic multimedia messages. Patent-pending technologies enable sales and marketing organizations to deliver and track targeted interactive messages incorporating high quality video, audio and graphics.

MindArrow's rapidly growing customer base includes over 100 leading companies including Hewlett-Packard, Lucent Technologies, Oracle, Viacom, Bank of New York, Northwest Airlines, Publicis, Toyota, Ford Motor and the Marriott Corporation. MindArrow's solutions augment traditional customer relationship management (CRM) systems by establishing a more effective line of communication between a company and its customers - delivering the right message at the right time to the right audience.

About Twelve Horses

Twelve Horses is a communications company that provides businesses with innovative messaging solutions that help build and strengthen customer relationships through strategic literature-distribution processes. Through web-based applications, businesses are empowered to create and deliver personalized electronic messages, along with digital versions of customer-requested literature. Twelve Horses offers businesses an efficient platform for improving customer communications efforts.
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Twelve Horses has won a number of contracts, with companies including
PriceWaterhouse Coopers, Paramount Parks, Comdisco, Questar, and Firstar Bank. Twelve Horses' headquarters are in Dublin, Ireland, with North American operations in Salt Lake City, Utah.

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Certain statements contained in this press release may be deemed to be forward-
looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward looking statements include the expectation that MindArrow Systems and Twelve Horses will reconsider a potential business combination between the parties. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Information on these and additional factors that could affect MindArrow Systems and its financial results is included in the company's annual report on Form 10-K for the year ended September 30, 2000 and its other periodic filings with the Securities and Exchange Commission. MindArrow Systems undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.